Exhibit 99.1

Mr. John Carlesso Appointed To Aberdene's Board Of Directors

Las Vegas, Nevada - February 22, 2006 - Aberdene Mines Limited (OTCBB: ABRM) (the "Company" or "Aberdene") is pleased to announce that Mr. John Carlesso has accepted the position of Director for Aberdene Mines Ltd.

Mr. Carlesso is a senior executive with over 15 years of international business and financial markets experience. Mr. Carlesso is currently the President of Apogee Minerals Ltd., a Canadian mining and exploration company developing advanced Silver-Zinc projects in South America. Apogee is focused on projects that offer significant exploration upside along with the potential to be rapidly developed into producing assets. The company currently has a focus in the historic silver producing regions of Bolivia. Prior to joining Apogee, Mr. Carlesso held the position of Vice President, Corporate Development with Desert Sun Mining Corp., a gold mining and exploration company listed on the Toronto Stock Exchange and the American Stock Exchange. Previously, he provided capital markets, corporate finance, and strategic marketing advice to growth-oriented companies, both public and private, across a broad range of sectors. He has also held positions in the Institutional and Private Client divisions at some of Canada's largest investment dealers. Mr. Carlesso holds a Bachelor of Economics degree from the University of Western Ontario.

"Mr. Carlesso's vast experience in the mining industry coupled with his leadership skills and financial expertise will be a tremendous asset to Aberdene Mines," stated Mr. Brent Jardine, President, Aberdene Mines Ltd.

"I'm very pleased to be joining the Board of Aberdene Mines," said Mr. Carlesso. "The Company's New York Canyon property is a prospective, advanced copper project in one of the world's best mining jurisdictions in the State of Nevada. I look forward to this exciting opportunity to assist the company in meeting its development and growth objectives," concluded Mr. Carlesso.

About Aberdene
Aberdene Mines Ltd.'s New York Canyon Property is located in the New York Canyon area, Mineral County, Nevada. The Company has under option the rights to explore both the unpatented and patented mineral claims representing approximately 8,926 acres comprising the New York Canyon Copper Project. The project is regionally located south of the historic mining district of Santa Fe in the southeastern part of Mineral County, Nevada. The property, which is located seven miles east of the village of Luning and 32 road miles from the town of Hawthorne, hosts significant oxide and sulphide copper bearing mineralization outlined by historical operators.

On behalf of the Board of Directors,

ABERDENE MINES LTD.
Brent Jardine, President

For more information contact:
Brent Jardine, President
jardine@aberdenemines.com
T: (800) 430-4034

Disclaimer: This Press Release may contain, in addition to historical information, forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are identified by their use of terms and phrases such as "believe," "expect," "plan," "anticipate" and similar expressions identifying forward-looking statements. Investors should not rely on forward-looking statements because they are subject to a variety of risks, uncertainties and other factors that could cause actual results to differ materially from Aberdene Mine's expectations, and Aberdene Mines expressly does not undertake any duty to update forward-looking statements. These factors include, but are not limited to the following, the ability to further develop mineral exploration properties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward- looking statements.